Exhibit 99.1

2U NAMES SUSAN CATES CHIEF OPERATING OFFICER

Education veteran to join 2U March 31, 2016

LANDOVER, Md., Jan. 11, 2016 — 2U, Inc. (NASDAQ: TWOU) today announced that Susan Cates, a proven higher education leader, has been named chief operating officer. As COO, Cates will lead a number of core functions critical to the growth of 2U’s university partner programs, including enrollment services, educational content production, student recruitment, and student and faculty support and placement. She will also have responsibility for 2U human resources, including learning and development.

Cates brings more than two decades of experience in higher education, education investments, business development, and executive learning and development. Most recently, Cates served as president of executive development at the University of North Carolina Kenan-Flagler Business School and as founding executive director of MBA@UNC, its online MBA program. UNC Kenan-Flagler has been a 2U university partner since 2010.

“I have known Susan as a prominent and respected leader in higher education for more than 15 years and have worked closely with her as a university partner for much of that time,” said 2U CEO and co-founder Chip Paucek. “She’s been ingrained in higher education for nearly her entire career, and her unique insights and experience as a significant 2U university partner will provide immediate leadership and focus to a range of strategic functions and initiatives designed to accelerate 2U’s growth.”

“Susan’s experience and passion have been key driving forces behind one of 2U’s most successful programs,” Paucek continued. “UNC Kenan-Flagler was 2U’s third partner and first in the large and growing MBA vertical. Under her leadership, MBA@UNC has grown rapidly going from 19 students in the first cohort to more than 720 students today.”

Launched by UNC Kenan-Flagler in July 2011, MBA@UNC is one of the top-ranked MBA programs in the U.S. and has enrolled more than 1,300 students representing 47 states and 40 countries since it began. UNC Kenan-Flagler created MBA@UNC to provide a new model of online education based on UNC’s tradition of excellence, innovation and access. In 2015, UNC Kenan-Flagler began offering its Master of Accounting (MAC) degree in an online format with 2U as its technology partner.

For more than 60 years, UNC Kenan-Flagler has been a leader in the field of executive education, and has been ranked as one of the top five providers in the U.S. and top 10 in the world for custom executive education for the past three years by the Financial Times.

Prior to joining UNC, Cates was a partner and led global acquisitions at Best Associates, a private equity firm with investments primarily in the education sector. At Best Associates, Cates led the identification, acquisition and oversight of multiple domestic and international companies operating in the education sector, including universities in

Whitney International Holdings. Her work involved projects in South America, Asia and the United States.

Cates was part of the founding team and principal of the investment banking boutique ThinkEquity Partners, where she led the education investment banking practice and had responsibility for business development, client relationships and deal execution. She previously worked in investment banking at Merrill Lynch in New York, as well as in corporate lending at Wachovia Bank in Atlanta.

A North Carolina native, Cates earned her MBA from UNC Kenan-Flagler, where she received a Tiger Fellowship and was a Dean’s Scholar, and received her BA from Duke University where she was a B.N. Duke Scholar. She serves as a member of the board of directors and chair of the audit committee for Primo Water Corporation (NASDAQ: PRMW).

Cates will start full-time at 2U on March 31, 2016. She will succeed Rob Cohen who last week announced plans to retire after serving in several leadership roles, including president and COO, since 2U was founded in 2008.

About 2U, Inc. (NASDAQ: TWOU)

2U partners with leading colleges and universities to deliver the world’s best online degree programs so students everywhere can reach their full potential. Our Platform, a fusion of cloud-based software-as-a-service technology and technology-enabled services, provides schools with the comprehensive operating infrastructure they need to attract, enroll, educate, support and graduate students globally.

Blending live face-to-face classes, dynamic course content and real-world learning experiences, 2U’s No Back Row® approach ensures that every qualified student can experience the highest quality university education for the most successful outcome. Learn more at 2U.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this press release, including statements regarding future results of the operations and financial position of 2U, Inc., including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs as of the date of this press release. We undertake no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, our failure to attract new colleges and universities as clients; our failure to acquire qualified students for our clients’ programs; failure of clients’ students to remain enrolled in their programs; loss, or material underperformance, of any one client; our ability to compete against current and future competitors; disruption to, or failure of, our Platform; and data privacy or security breaches. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with the Securities and Exchange Commission.  Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Media contact:
Cassie France-Kelly, 2U
cfrance-kelly@2U.com